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                                                                    Exhibit 99.1


                              FOR IMMEDIATE RELEASE

CONTACT:
David Goronkin
CEO
952-294-1300

         FAMOUS DAVE'S OF AMERICA ANNOUNCES NEW CHIEF FINANCIAL OFFICER

         MINNEAPOLIS, MN, NOVEMBER 17, 2003 -- FAMOUS DAVE'S OF AMERICA, INC. (Nasdaq: DAVE) CEO David Goronkin announced today that Diana Garvis Purcel will join the Company as Chief Financial Officer effective November 19, 2003.

         Diana Garvis Purcel, CPA most recently held the positions of Vice President, Chief Financial Officer and Chief Accounting Officer at Paper Warehouse, Inc., a publicly held retail company. Purcel was with Paper Warehouse from 1999 to September 2003. Over her 15-year career, Diana has also held financial and accounting positions with Provell, Inc. (formerly Damark International, Inc.) and Target Corporation (formerly Dayton Hudson Corporation). Diana is a certified public accountant who spent five years with the firm of Arthur Andersen in the late 1980s and early 1990s.

         "Diana has exhibited extraordinary leadership in her career and will bring focused financing and accounting discipline to our organization, as well as partnering with me as we set our course for responsible organizational stewardship and growth" said David Goronkin, CEO of Famous Dave's. "Diana's past experience as a chief financial officer overseeing a mix of corporate and franchise operations will bring immediate, relevant value to our franchisees and company operators. We feel very fortunate to add Diana to our management team."

         "This is the latest plank in my plan to build an organization that will take our company forward. I am very pleased that we have been able to strengthen our board, strengthen our management team, and develop a prototype building that will take our company to the next level. I am also confident that we now have the leadership and focus to support the growth of this great concept," said David Anderson, Founder and Chairman of the Board.

         Goronkin also announced today that Ken Stanecki has left Famous Dave's from his role as Chief Financial Officer to pursue other opportunities. "I want to thank Ken Stanecki for his excellent contributions to Famous Dave's in the last three-plus years," said Goronkin.




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ABOUT FAMOUS DAVE'S


CONTACT FOR INFORMATION:   DAVID GORONKIN  TEL: 952-294-1300

Famous Dave's of America, Inc. (Nasdaq: DAVE -- News) owns, operates and franchises barbeque restaurants. The Company currently owns 43 locations and franchises an additional 46 units in 24 states. The Company also has signed Area Development Agreements for an additional 144 franchise restaurants. Its menu features award-winning barbecued and grilled meats, an ample selection of salads, side items, sandwiches and unique desserts.

Certain matters discussed within this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Famous Dave's of America, Inc. believes the expectation reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave's expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, changes in local or national economic conditions, availability of financing, governmental approvals, and other risks detailed from time to time in the Company's SEC reports.

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